Exhibit 99.1

Corbus Pharmaceuticals Reports Q4 and 2025 Financial Results and Provides a Corporate Update

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Presented data at ESMO 2025 demonstrating promising efficacy with CRB-701 in head and neck squamous cell carcinoma (HNSCC) and cervical cancer
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CRB-701 data for both indications is expected in mid-2026 with focus on durability and patient stratification
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Reported 14-day CRB-913 SAD/MAD data demonstrating potent and rapid weight loss of 2.9% with favorable GI safety
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On schedule to complete 12-week CRB-913 obesity study (n=240) in summer 2026
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Completed $75 million public offering in Q4 2025 extending cash runway into 2028

Norwood, MA, March 9, 2026 (GLOBE NEWSWIRE) -- Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a clinical stage company focused on promising new therapies in oncology and obesity, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2025.

"Our encouraging data readouts for CRB-701 and CRB-913 in the fourth quarter of 2025 set the stage for a potentially transformative 2026. This summer we anticipate key data readouts for both programs that we expect will elucidate their differentiated efficacy and safety profiles, as well as potential clinical utility and commercial opportunities,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “The clinical responses we are generating in HNSCC and cervical cancer patients with CRB-701, a highly stable Nectin-4 ADC, highlight its potential in treating these challenging tumor types. In parallel, the rapid weight loss and favorable GI tolerability we’ve seen with CRB-913 suggest it could provide a novel long-term weight management solution for people struggling with chronic obesity.”

Key Corporate and Program Updates

CRB-701 is a next-generation, highly stable Nectin-4 targeting ADC being developed to treat HNSCC and cervical cancer. The U.S. Food and Drug Administration (FDA) has granted Fast Track designations to CRB-701 for the treatment of both cancer types. CRB-701 is licensed from CSPC Megalith Biopharmaceutical Co. Ltd. China.

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Encouraging CRB-701 Phase 1/2 data in Q4 2025. Corbus presented dose optimization data at the 2025 European Society for Medical Oncology Congress (ESMO 2025). Highlights included:
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Unconfirmed Objective Response Rate with CRB-701 at the 3.6 mg/kg dose: HNSCC - 47.6%, Cervical cancer - 37.5%, and Bladder - 55.6%.
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Favorable safety and tolerability with no grade 4 or 5 treatment-related adverse events.
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Markedly low levels of peripheral neuropathy and skin toxicity.

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Link here (link: https://ir.corbuspharma.com/news-events/press-releases/detail/452/corbus-pharmaceuticals-presents-crb-701-robust-clinical-responses-in-hnscc-and-cervical-cancers-at-esmo25) for CRB-701 ESMO data press release and here (link: https://lifescievents.com/event/vak208zhgo/) for archived KOL event discussing the findings.

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Anticipated catalysts for CRB-701 in 2026:
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Provide update in Q1 2026 from discussions with FDA regarding registrational study protocols for HNSCC and cervical cancer.
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Report monotherapy data in mid-2026 with a key focus being durability data and patient stratification.
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Generate CRB-701 + Keytruda combination data in first line (“1L”) HNSCC patients in Q4 2026.

CRB-913 is a highly peripherally restricted oral CB1 inverse agonist for the treatment of obesity.

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Encouraging CRB-913 data in Q4 2025. Corbus completed a single ascending dose (SAD) and multiple ascending dose (MAD) Phase 1a study in December 2025. SAD portion: n=64 across 8 cohorts; MAD portion: n=48 across 4 cohorts. Highest SAD dose tested was 600 mg/day and highest MAD dose tested was 150 mg/day. Highlights include:
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Weight loss of 2.9% (placebo adjusted) at 14-days in dedicated 150 mg/day obesity cohort (n=12). Weight loss started early and deepened with time. Safe and well-tolerated across all cohorts and all doses studied.
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Very favorable GI profile with no reports of vomiting, constipation or nausea.
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Daily neuropsychiatric assessments using CSSRS, PHQ-9, and GAD-7 were negative.
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Link here (link: https://ir.corbuspharma.com/news-events/press-releases/detail/458/corbus-pharmaceuticals-reports-results-from-phase-1a-study-of-oral-cb1-inverse-agonist-crb-913-for-the-treatment-for-obesity-demonstrating-favorable-safety-profile-and-emerging-evidence-of-weight-loss) for Phase 1a study data press release and here (link: https://ir.corbuspharma.com/news-events/events/detail/20251211-corbus-pharma-virtual-webinar-on-crb-913-for-the-treatment-of-obesity) for archived KOL event discussing the findings.

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Anticipated catalyst for CRB-913 in 2026:
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CANYON-1 Phase 1b dose-ranging 12-week study (n=240) expected to be completed in summer 2026.

CRB-601 is an anti-αvβ8 integrin monoclonal antibody (mAB) designed to block the activation of latent TGFβ in the tumor micro-environment to treat solid tumors.

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Phase 1 dose escalation trial of CRB-601 completed in Q4 2025.
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Preliminary monotherapy data were presented in November 2025 at the Society for Immunotherapy of Cancer (SITC) 2025.

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Corbus has deprioritized this program and does not plan to enroll additional patients.

Financial Results for the Quarter and Year Ended December 31, 2025

The Company reported a net loss of approximately $20.6 million, or a net loss per basic and diluted share of $1.25, for the three months ended December 31, 2025, compared to a net loss of $9.5 million, or a net loss per basic and diluted share of $0.78, for the three months ended December 31, 2024.

Operating expenses increased by $9.4 million to approximately $22.0 million for the three months ended December 31, 2025, compared to approximately $12.6 million for the three months ended December 31, 2024. The increase was primarily attributable to an increase in clinical development expenses.

The Company had $163.3 million of cash, cash equivalents, and investment on hand at December 31, 2025, which is expected to fund operations into 2028 based on planned expenditures. In the fourth quarter of 2025, the Company completed a public offering that raised a total of $75 million in gross proceeds.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical stage company focused on promising new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload and CRB-913, a highly peripherally restricted CB1 receptor inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

liz@melonecomm.com

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Corbus Pharmaceuticals Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Unaudited For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$18,406	$8,787	$70,095	$32,222
General and administrative	3,560	3,818	15,215	16,499
Total operating expenses	21,966	12,605	85,310	48,721
Operating loss	(21,966)	(12,605)	(85,310)	(48,721)
Other income (expense), net:
Interest and investment income, net	1,410	1,782	5,530	6,311
Interest expense	—	—	—	(1,872)
Other income, net	1	1,293	1,243	4,073
Total other income, net	1,411	3,075	6,773	8,512
Net loss	$(20,555)	$(9,530)	$(78,537)	$(40,209)
Net loss per share, basic and diluted	$(1.25)	$(0.78)	$(5.90)	$(3.68)
Weighted average number of common shares outstanding, basic and diluted	16,482,734	12,179,482	13,317,116	10,915,413

Comprehensive loss:
Net loss	$(20,555)	$(9,530)	$(78,537)	$(40,209)
Other comprehensive income (loss):
Change in unrealized (loss) gain on marketable debt securities	(50)	(172)	(88)	36
Total other comprehensive (loss) income	(50)	(172)	(88)	36
Total comprehensive loss	$(20,605)	$(9,702)	$(78,625)	$(40,173)

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$28,492	$17,198
Investments	134,777	131,864
Restricted cash	670	285
Prepaid expenses and other current assets	3,015	3,629
Total current assets	166,954	152,976
Restricted cash	—	385
Property and equipment, net	159	385
Operating lease right-of-use assets	1,082	2,133
Total assets	$168,195	$155,879
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,215	$4,786
Accrued expenses	16,844	5,426
Operating lease liabilities, current	1,633	1,606
Total current liabilities	20,692	11,818
Operating lease liabilities, noncurrent	—	1,633
Total liabilities	20,692	13,451
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 17,611,511 and 12,179,482 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively	2	1
Additional paid-in capital	702,984	619,285
Accumulated deficit	(555,430)	(476,893)
Accumulated other comprehensive (loss) gain	(53)	35
Total stockholders’ equity	147,503	142,428
Total liabilities and stockholders’ equity	$168,195	$155,879